                                                                     Exhibit 5.2

                            ADMINISTRATION AGREEMENT

     Acorn Investment Trust, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company ("Acorn"), on its own behalf and on behalf of each of the Funds listed on Schedule A, as such Schedule shall be amended from time to time (each, a "Fund," together, the "Funds"), and Wanger Asset Management, L.P., a Delaware limited partnership ("WAM"), agree that:

     1. Appointment and Acceptance. Acorn hereby appoints WAM to act as Administrator of the Funds, subject to the supervision and direction of the Board of Trustees of Acorn (the "Board"), as hereinafter set forth. WAM hereby accepts such appointment and agrees to furnish or cause to be furnished the services contemplated by this Agreement.

     2.  Duties of WAM.

     (a) WAM shall perform or arrange for the performance of the following administrative and clerical services:

     1) maintain and preserve the books and records, including financial and corporate records, of Acorn as required by law or otherwise for the proper operation of Acorn;

     2) supervise the preparation and, subject to approval by Acorn, filing of registration statements and amendments thereto, notices, reports, tax returns and other documents required by U.S. Federal, state and other applicable laws and regulations (other than state "blue sky" laws), including proxy materials and periodic reports to Fund shareholders;

     3) oversee the preparation and filing of registration statements, notices, reports and other documents required by state "blue sky" laws, and oversee the monitoring of sales of shares of the Funds for compliance with state securities laws;

     4) calculate and publish the net asset value of each Fund's shares, including provision of and payment for any third party pricing services;

     5) calculate dividends and distributions and performance data for each Fund, and prepare other financial information regarding Acorn;

     6) oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Funds by others, including the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable;

     7) furnish corporate secretarial services to Acorn, including, without limitation, preparation or supervision of the preparation by Acorn's counsel, of materials necessary in connection with meetings of the Board, including minutes, notices of meetings, agendas and other Board materials;

     8) provide Acorn with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein;

     9) provide Acorn with administrative office and data processing facilities;

     10) arrange for payment of each Fund's expenses;

     11) provide routine accounting services to the Funds, and consult with Acorn's officers, independent accountants, legal counsel, custodian, and transfer and dividend disbursing agent in establishing the accounting policies of Acorn;

     12) prepare such financial information and reports as may be required by any banks from which Acorn borrows funds;

     13) develop and implement procedures to monitor each Fund's compliance with regulatory requirements and with each Fund's investment policies and restrictions as set forth in each Fund's currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended;

     14) provide for the services of principals and employees of WAM who may be appointed as officers of Acorn, including the President, Vice Presidents, Treasurer, Secretary and one or more assistant officers;

     15) provide services to shareholders of the Funds, including responding to shareholder inquiries regarding, among other things, share prices, account balances, dividend amounts and payment dates, and changes in account registrations or options, to the extent not provided by a Fund's transfer agent; and

     16) provide such assistance to the Investment Adviser, the custodian, other Trust service providers and Acorn's counsel and auditors as generally may be required to carry on properly the business and operations of Acorn.

     Acorn agrees to deliver, or cause to be delivered, to WAM, on a timely basis, such information as may be necessary or appropriate for WAM's performance of its duties and responsibilities hereunder, including but not limited to, shareholder reports, records of transactions, valuations of investments and records of expenses borne by each Fund, and WAM shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

     (b) In providing for any or all of the services listed in section 2(a) hereof, and in satisfaction of its obligations to provide such services, WAM may enter into agreements with one or more other persons to provide such services to Acorn, provided that any such agreement shall have been approved by the Board, and provided further that WAM shall be as fully responsible to Acorn and the Funds for the acts and omissions of any such service providers as it would be for its own acts or omissions hereunder.

     (c) All activities of WAM shall be conducted in accordance with Acorn's agreement and declaration of trust, bylaws and registration statement, under the supervision and direction of the Board, and in conformity with the 1940 Act and other applicable federal and state laws and regulations.

     3. Expenses of WAM. WAM assumes the expenses of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this agreement, and shall at its own expense provide office space, facilities, equipment and the necessary personnel which it is obligated to provide under section 2(a) hereof, except that Acorn shall pay the fees and expenses of its legal counsel, auditors and any blue sky service providers. In addition, WAM shall be responsible for the payment of any persons engaged pursuant to section 2(b) hereof. Acorn shall assume and pay or cause to be paid all other expenses of the Funds.

     4. Compensation of WAM. For the services provided to Acorn and each Fund by WAM pursuant to this Agreement, each Fund shall pay WAM for its services, a fee accrued daily and paid monthly at the annual rate of 0.05% of such Fund's average daily net assets.

     5. Limitation of Liability of WAM. WAM shall not be liable to Acorn or any Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by WAM, including officers, agents and employees of WAM and its affiliates, or any persons engaged pursuant to section 2(b) hereof, in the performance of its duties hereunder, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

     6. Activities of WAM. The services of WAM under this Agreement are not exclusive, and WAM and its affiliates shall be free to render similar services to others and services to Acorn in other capacities.

     7.  Duration and Termination of this Agreement.

     (a) This Agreement shall become effective on January 1, 1998 and shall continue in effect with respect to each Fund until June 30, 1999, and thereafter from year to year so long as such continuation is specifically approved at least annually by the Board, including a majority of the members of the Board who are not "interested persons" of Acorn within the meaning of the 1940 Act and who have no direct or indirect interest in this agreement; provided, however, that this agreement may be terminated at any time without the payment of any penalty, on behalf of any or all of the Funds, by Acorn, by the Board or, with respect to any Fund, by "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of that Fund, or by

WAM, in each case on not less than 60 days' written notice to the other party. This Agreement shall terminate automatically in the event of its "assignment" as defined in the 1940 Act.

     (b) WAM hereby agrees that the books and records prepared hereunder with respect to Acorn are the property of Acorn and further agrees that upon the termination of this agreement or otherwise upon request WAM will surrender promptly to Acorn copies of the books and records maintained or required to be maintained hereunder, including in such machine-readable form as agreed upon by the parties, in accordance with industry practice, where applicable.

     8. Amendment. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board and such amendment is set forth in a written instrument executed by each of the parties hereto.

     9. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Illinois, or any provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     10. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if so executed, the separate instruments shall constitute one agreement.

     11. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier date of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed:

          If to WAM:     Wanger Asset Management, L.P.
                         Attention:  Ralph Wanger
                         227 West Monroe Street, Suite 3000
                         Chicago, Illinois 60606
                         Telephone:  312 634-9200
                         Facsimile:  312 634-1919

          If to Acorn:   Acorn Investment Trust
                         227 West Monroe Street, Suite 3000
                         Chicago, Illinois 60606
                         Telephone:  312 634-9200
                         Facsimile:  312 634-0016

                         with a copy to:

                         Bell, Boyd & Lloyd
                         Attention:  Janet D. Olsen
                         Three First National Plaza, Suite 3300
                         Chicago, Illinois 60602

                           Telephone:  312 372-1121
                           Facsimile:  312 372-2098

     or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

     12. Separate Funds. This Agreement shall be construed to be made by Acorn as a separate agreement with respect to each Fund, and under no circumstances shall the rights, obligations or remedies with respect to a particular Fund be deemed to constitute a right, obligation or remedy applicable to any other Fund.

     13. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements or understandings.

     14. Non-Liability of Trustees and Shareholders. All obligation of Acorn hereunder shall be binding only upon the assets of Acorn (or the appropriate
Fund) and shall not be binding upon any trustee, officer, employee, agent or shareholder of Acorn. Neither the authorization of any action by the Trustees or shareholders of Acorn nor the execution of this agreement on behalf of Acorn shall impose any liability upon any trustee, officer or shareholder of Acorn.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Dated:  January 1, 1998

                                       ACORN INVESTMENT TRUST


                                       By  /s/ Merrillyn J. Kosier
                                           -------------------------------------
                                           Merrillyn J. Kosier,
                                           Senior Vice President and Secretary


                                       WANGER ASSET MANAGEMENT, L.P.
                                       By Wanger Asset Management, Ltd.,
                                       Its General Partner



                                       By  /s/ Robert A. Mohn
                                           -------------------------------------
                                           Robert A. Mohn, Principal

                                  SCHEDULE A
                        to the Administration Agreement
                                    between
                            Acorn Investment Trust
                                      and
                         Wanger Asset Management, L.P.




           Funds to which the Administration Agreement is Applicable
           ---------------------------------------------------------



                                  Acorn Fund
                              Acorn International
                                   Acorn USA




Dated:  January 1, 1998

                                       ACORN INVESTMENT TRUST



                                       By /s/ Merrillyn J. Kosier
                                          -------------------------------------
                                          Merrillyn J. Kosier,
                                          Senior Vice President and Secretary


                                       WANGER ASSET MANAGEMENT, L.P.
                                       By Wanger Asset Management, Ltd.,
                                       Its General Partner



                                       By /s/ Robert A. Mohn
                                          -------------------------------------
                                          Robert A. Mohn, Principal